EXHIBIT 10.8 EMPLOYMENT AGREEMENT OF YAAKOV BAL, CTO

EMPLOYMENT AGREEMENT made entered into  on this 1st day of July  2009

BETWEEN:

Baby's Breath Ltd. a company registered under the laws of the State of Israel, Registration Number 51-3076943 (the “Company”)

and

Yaakov Bal I.D. No 064818131 of Hashlosha Str17/5, Petach Tikva 49380
(the “employee").

WHEREAS
Company is interested in employing the employee in the capacity of Chief Technical Officer "CTO" and the employee desires to be so employed by the Company, all in accordance with the terms and conditions set forth below

NOW THEREFORE, the parties hereto agree as follows:

1.	PREAMBLE and INTERPRETATION

1.1	The preamble to this Agreement is an integral part thereof.
1.2	The use of clause headings and the list of contents are inserted for ease of reference only, and are not intended to affect the contents of the particular clauses.

2.	EMPLOYMENT

2.1
The Employment by the Company of the Employee shall commence on ____________ (commencement) and the Employee shall be employed part time in the capacity of Chief Technical Officer (“CTO”) of the Company. The Employee will perform all the duties and exercise all the powers of his office and such other functions within the Company. The Employee shall be under the direct supervision of and comply with the directives of the Board of Directors, and will promptly whenever required so to do, give a full account to the Board of all matters with which he is entrusted and supply the company with all information or reports concerning the company and the carrying out of his duties as directed or as required by the company.

2.2	As the employment is part time, the Employee will be allowed to engage in other activities and will dedicate his time and attention, to the best of his ability to fulfil his duties to the company.
2.3	Either of the parties to this agreement may terminate this Agreement at any time by written notice of at least thirty (30)days prior to such termination. (Notice of termination).
2.4
Notwithstanding the above, the company is entitled to terminate the employment of the employee or to reduce the period of notice of termination whether tendered by the employee or by the company, provided that the employee will be eligible to receive his basic wage as mentioned in the addendum A as if he was employed the company until completion of the notice of termination as mentioned in clause 2.3 above.

2.5
In the event of the Employee tendering his notice without fulfilling his obligations of notice of termination, the company will be entitled to deduct from any amount owing the employee, an amount equal to the normal wage that would have been payable for the period of the notice of termination during which the employee did not work, as reparation agreed in advance. This, without detracting from the right of the company to demand damages incurred instead of the above reparation, for damages that were caused by the Employee not giving advance notice as required.

2.6
Notwithstanding the above, and without detracting from its rights according to the agreement, the Company may terminate the employment of the Employee without advance notice of termination and with Cause according to law and / or agreement. Termination of Employment hereunder shall be deemed for “Cause” in the event : (1) the Employee embezzles company monies; or (2) The employee willfully or materially breaches the terms of this Agreement; or (3) the employee, engages in gross neglect, insubordination or gross dereliction of his duties hereunder; or (4) the employee engages in willful misconduct; or (5) the conduct of the employee causes damage to the company or (6) the employee committed a criminal offence or was convicted of a criminal violation ; or (7) the employee is not able to fulfill his duties in the company during period of more than 60 (sixty) consecutive days.

2.7
The employee will not have the right to make a lien on assets of the company or on company equipment or any other items including vehicle or cellular phone that have been given to him for his use, or information or confidential information  as described in appendix B to this agreement (" equipment of the company " ) in his possession. The employee will return all equipment of the company that is in his possession not later than the day of termination of employer employee relations when going on notice, or 30 days (including leave due to advance notice of termination) – before his departure, or within 7 days from receipt of a request to do so by the company.

3.	SPECIAL AGREEMENT

 It is agreed between the parties that this Agreement is personal and specific to the Employee and that the position of Employment is a management position which requires a special measure of personal trust, as stipulated in the Working Hours and Rest Law, 1951. In light of such trust relations, the provisions of the said Law will not apply to the Employee's employment by the Company and the Employee shall not be entitled to the provisions of any collective bargaining agreement which exist or shall exist do not, and will not, apply to the employment of Employee, whether such agreement was signed among the government, the General federation of Labor and Employers' organizations, or any such parties, or whether signed by others, in relation to the field or fields of the Company or in relation to the category of employees to which Employee belongs and whenever so required for the proper fulfillment of his duties or work the Employee may be required to work extra hours without further remuneration in excess of the normal hours of work of the Company; the employee will not be entitled to demand or accept payment for overtime for any and all hours spent while discharging his duties for the Company. The employee declares that the financial interpretation of this clause has been taken into account when defining the remuneration as described in appendix A to this agreement.

4.	REMUNERATION

In consideration for the employee working for the company and carrying out his obligations according to this agreement, and in accordance with the terms of this agreement and the appendices hereto, the employee will be entitled to a salary and terms and benefits as described in Appendix A attached.

5.	CONFIDENTIALITY

5.1	The Employee must not during the Employment or for a period of 6 years thereafter disclose to any third party or body outside of the company any information of the following :
5.1.1	All Confidential Material or information or other documents, or property which may have come into his possession or under his control in the course of the Employment
5.1.2
All Confidential Material or information or property which relate in any way to the Company shareholders or their families, including their business affairs, properties, obligations and any other business and/ or personal  information relating to the above.

5.1.3	All confidential material or information that could directly or indirectly cause the company damage.

5.2
The Employee will not divulge any information relating to the company business and operations, and shall not in any way damage the company reputation, and shall not make any use of such information apart from the carrying out of his duties for the company. On signing this agreement the employee will sign a confidentiality agreement with the company regarding non-disclosure, non competition, and intellectual property rights to the company, or any subsidiaries or any holding companies of the company as set out in appendix B.

6.	OBLIGATIONS AND DECLARATIONS

The Employee declares and states as follows:

6.1
That he is not obligated by any existing obligation or other hindrance, whether by law, by Agreement, or in any other way, to his employment by the Company in the Position and to the performance of his obligations herein.

6.2	That he is not in breach of any rights or obligations owing to a previous employer and /or a third party.

6.3	That he does not suffer from any ailment or that there is no health reason that prevents him or hinders him from carrying out his duties as described herein.

6.4
       That he will advise the company immediately and without delay of any event or matter in which he has a personal interest or a personal issue of his immediate family that may cause a conflict of interest with his position with the company.

6.5
That he will not receive any benefit or additional payment from a third party, whether directly or indirectly for his duties with the company. A violation of this clause will without detracting from the company's rights according to the agreement and the law, will entitle the company to claim the benefit or remuneration as belonging to the company and will entitle the company to deduct the value of the benefit from any amounts due to the employee.

6.6
That in carrying out his duties in his position at the company, he will not use or represent or make a claim or enter a obligation in the name of the Company and will not take on any obligation and or give any guarantee in the name of the company, unless instructed to do so by the Company or its managers or superior officers, explicitly and in writing in advance.

6.7	That he agrees that from time to time he may be required to travel and work abroad as may be required for the proper fulfillment of his duties.

6.8
That he will make use of the company property only for the fulfillment of his duties in his position with the company and he agrees and is aware that the company may carry out inspections at the work premises and on the company computers including electronic mails sent and received and the use of internet and content of all these programs. To clarify it is declared that all findings of the inspections will remain the property of the company.

6.9
In any event of the termination of this agreement for any reason, the Employee will cooperate with the company and to the best of his ability assist in the orderly transfer of his position with the company and with the orderly training of his replacement and shall provide the company with any document or information whether written, photographed or recorded or any other information that he received or was provided with by the company in the course of his carrying out his position.

7.	GENERAL INSTRUCTIONS

7.1
This Agreement represents the entire understanding and agreement between the parties hereto and supersedes all prior negotiations, representations and agreements made by and between the parties prior to this Agreement, whether in writing, orally or in any other form.

7.2	This Agreement may be amended only by a written document signed and executed by all parties hereto and any amendment purportedly made in any other way shall not be binding on the parties hereto.

7.3
This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, and the competent Courts in Tel-Aviv-Jaffa will have the sole jurisdiction in any dispute arising hereunder.

7.4
In case one or more of the provisions contained in this Agreement or the appendices shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement.

7.5
The employee declares that he has read all the clauses and fully understands all clauses and appendices of this agreement and he accepts all clauses unconditionally and he is signing this agreement and appendices freely and in full acceptance thereof.

7.6
Any notices required to be given under the provisions of this Agreement shall be in writing and correctly addressed to the relevant party's address as they appear in the preamble to this agreement and shall be deemed to have been duly served if hand delivered or sent by facsimile or by registered or recorded delivery post and shall be deemed to be received four working days after the date delivered to the postal office and if delivered by hand on the date of delivery provided a receipt of delivery was obtained.

IN WITNESS whereof this Agreement has been executed by the parties

/s/Golan Gilad                                                                              /s/Yaakov Bal
The Company:  Baby's Breath Ltd                                           The Employee
Signed By: Gilan Gilad
Position: CEO
Date:  June 30, 2009

Appendix A – REMUNERATION

1.	Salary

1.1	The Company will pay the Employee in return for his work a monthly salary in the amount of 2,000 NIS Gross Salary (Basic Salary).

1.2	In the event that the company public offering takes place, the employee will be entitled to a gross basic salary of 6,000 NIS.

2.	Insurance Policy

According to the decrees from time to time of the Tax authorities, and according to the maximum amount allowed, the Company shall effect a Managers' Insurance Policy (hereinafter the "Policy") in the name of Employee  and (1) the company shall pay an amount equal to  5% of the Basic salary on account of such Policy on behalf of Employee and shall deduct 5% from the Employee's  Basic Monthly Wage to be paid on behalf of the Employee towards such Policy (the division of savings and risk within the policy shall be decided at the sole discretion of the Employee). (2) The company shall pay 8.33% of the Basic salary be on account of severance pay and (3) Up to a further 2.5% of Employee's Basic Salary on account of disability insurance payments.
The Employee instructs the company to transfer payments towards the Policy from the Employees monthly salary. For avoidance of doubt, the Employee shall bear all taxes and any other applicable payments related to the above benefit should the amounts accumulated surpass the maximum amount that is tax free.

3.	Release of Funds

Without detracting from the rights of the company by Law and or the employment agreement, as far as amounts paid by the company the Management insurance will be transferred to the Employee on completion of his duties and fulfillment of all obligations on termination of employment, for whatever reason, except for those reasons as stated in clause 2.6 of this agreement.

It is hereby declared that clause 14 of the Severance pay law of 1963 will be effected whereby according to the general approval of the employers payment to a pension fund or management insurance policy, instead of severance pay as per this agreement, the amounts accumulated in lieu of severance pay in the policy will be payable instead of Severance pay to the Employee and shall be considered full payment of severance pay due. The amount of severance pay accumulated in the policy will be released to the Employee even if the Employee terminated employment on his own accord unless termination was due to any reason as stated in clause 2.6.

In accordance with the law, the company waives the right to a refund of monies paid to the Employee, unless the Employee's right to severance pay have been revoked according to the clauses described in this agreement and in clauses 16 and 17 of the above law or if the employee withdrew funds from the Policy or pension fund due to an entitling event. Such an entitling event is death, disability or retirement at age 60 or over.

4.	Education Fund
From the date of public offering, the Company shall effect an education fund and shall pay a monthly amount to the fund in accordance with the law.

5.	Vacation, Sick Leave, Recreation Payment:

Employee shall be entitled to an annual vacation of 14 (fourteen) days that may be accumulated and may be converted into cash payments in an amount equal to the proportionate part of the Basic Salary according to law. The times that vacation days are to be taken shall be decided by the company and as far as possible according to the request of the Employee.

Employee shall be entitled to paid Sick Leave days according to law. The employee shall be entitled to Recreation Payment, for number of days in accordance with the law, to be paid at the end of each work year, in the amount per day according to law.

6.	Car
The company will bear 50% of the cost of the Employee's vehicle including license, insurance and petrol as against the submission of a tax Invoices. The company shall not bear the costs of traffic fines, parking tickets or fines of any kind. To be clear, the Company will not bear the taxation costs of such a benefit of the employee. The Employee will ensure that the terms of the clauses of the insurance  policy are upheld.

7.	Mobile Phone and Telephone expenses

The Company shall place at the Employee's disposal, for his own exclusive use to carry out his employment, a mobile phone of the Company, and shall bear all related expenses, conversations, maintenance, repairs and insurance and shall gross up the tax charged on the Employee in respect of this benefit. The telephone line shall belong to the company. Within 7 days of termination of employee employer relations, the Employee shall return the phone to the company.

8.	Expenses
The company shall  reimburse the Employee for business related expenses incurred in the carrying out of his duties and as approved in advance in writing by the company, on presentation of a tax invoice that reflect the payment of the expense and according to the company policy as defined from tome to time.

9.	Taxes
The Company shall deduct at source all taxes or payable or other compulsory payments payable by the Employee as required by law for payments made to the employee or amounts received by him for any benefits he may be entitled to receive.

Appendix B – Letter of Undertaking

WHEREAS	Baby’s Breath Ltd. (hereinafter: “the Company”) is interested in employing the employee, subject to the provisions of this undertaking (hereinafter: “the Undertaking”);

WHEREAS	The Undersigned, Yaakov Bal I.D. No 064818131 of Hashlosha Str17/5, Petach Tikva 49380 (hereinafter: “the Employee”) would like to enter into agreement under the terms of the transaction as aforesaid;

Accordingly, the Employee declares and undertakes the following vis-à-vis the Company:

1.             Confidential Information
The Employee acknowledges that he has access and shall have access to confidential information and information pertaining to assets, activities and technologies in connection with the Company, including: for product research and development, patents, copyrights, commercial secrets, clientele, marketing plans, strategies, forecasts, commercial secrets, test results, formulas, procedures, information, knowledge, developments, inventions, techniques and products (current or planned). Such information, as aforesaid, in any form whatsoever, whether as a document, written, verbal, or by computer or magnetic media, shall be deemed “Confidential Information.”

During the period of his employment with the Company or at any time following the termination of the period of his employment, the Employee shall not disclose, for any reason whatsoever, to any person, corporation, partnership or entity whatsoever, any confidential information whatsoever, whether verbally, in writing or in any other manner whatsoever that reached the Employee’s domain or was brought to his attention during the period of his employment with the Company or prior thereto (including proceedings and technologies that serve or shall serve the Company and the business thereof, methods and results of Company research, technical or financial information, terms of the Employee’s employment and the employment of other Company employees or any other information attached to Company business or any other information connected to Company clients), unless he has received the Company’s agreement in advance and in writing. Likewise, the Employee shall maintain in confidence any confidential information and shall refrain from making any use thereof during the course of the period of his employment with the Company or thereafter, unless for the purpose of the performance of his work, pursuant to the Employment Agreement.

2.
Confidential information shall be deemed any confidential information that I have delivered, intended for or on behalf of the Company and/or to which the Employee has been exposed, without considering the form thereof.

3.
The Employee agrees that any confidential information, including the sellers, books, charts, reports, records, formulas, sketches, lists and any other document that was prepared, collected, processed, received, held or found to be used by the Employee during the time of his employment with the Company, in connection with any phase of Company business or the commercial secrets thereof (“the Materials”) shall be the sole property of the Company. And, the Employee shall transfer the Materials to the Company at the time of termination of the period of his employment or at any time prior thereto or otherwise pursuant to Company demand, without the Employee preserving any copies whatsoever of the aforesaid and without the Employee having any right of lien therein.

4.	Unfair Competition and Prohibited Solicitation

The Employee agrees that the provisions of this undertaking are reasonable and necessary for the purpose of the lawful protection of the confidential information of the Company, the property thereof (inclusive of intellectual property) and the good name and reputation thereof (hereinafter: “the Principal Assets of the Company”). The Employee declares that he has carefully read the provisions of this undertaking, that he understands the consequences of this undertaking and agrees to the contents thereof and that he has assessed for himself the advantages and disadvantages involved in accepting the agreement in this undertaking. Accordingly, the Employee undertakes that:

4.1
In the course of his employment with the Company and for a period of ____ months following thereafter, the Employee shall not connect with, set up, develop or in any manner be involved, whether directly or indirectly, with any business, occupation, employment and/or any other activity likely, in a reasonable manner, to include or to be connected to his employment with the Company. And, for a period of months thereafter, the Employee shall refrain from engaging in, participating in, by himself and/or as a partner, employee, consultant or shareholder (save for holding up to 3% of a public company’s issued share capital), directly and/or indirectly, and shall refrain from accepting any position, managerial or other, directly or indirectly, in any legal entity engaged in, directly and/or indirectly, inclusive of by way of subsidiaries and/or associated companies, a business competing directly or indirectly with the Company.

4.2
During the course of the period of his employment with the Company and for a period of 24 months thereafter, the Employee shall not solicit any employee whatsoever of the Company or of any of the subsidiaries thereof, parent companies thereof or associated companies thereof to cease his employment with that company.

5.             Ownership of Inventions

The Employee shall notify and deliver to the Company or anyone appointed on behalf thereof, any information, developments, inventions, formulas, procedures, techniques, knowledge and information, whether it is possible to register a patent or not, which was made or introduced as an idea or became practicable or that the Employee learned, whether of his own accord or together with others, during the course of his employment with the Company and inclusive of after work hours, weekends or during the course of his vacation (any information, as aforesaid, developments, inventions, formulas, procedures, techniques, knowledge and information shall be defined hereinafter: “the Inventions” or “the Invention”) and this forthwith upon the discovery thereof, the receipt thereof or the invention thereof, as the case may be. If the Employee is precluded from delivering the invention at the time of the provision of notice of the invention for any reason whatsoever, the Employee shall notify the Company of the invention and specify in the notice the date whereon the invention shall be delivered to the Employer and the reason for the failure to deliver the invention forthwith. Subsequently, the invention shall be delivered as quickly as possible.

Provision of notice and delivery of the inventions shall be made in writing, together with a detailed description of the invention and suitable documentation. The Employee agrees that all inventions shall be the exclusive property of the Company and the Company shall be the sole owner of all patents and other rights connected to the inventions, as aforesaid. The Employee hereby assigns all his current and future rights to the inventions to the Company, as aforesaid. For the avoidance of doubt, it is hereby clarified that the absence of a contrary response on behalf of the Company in relation to the notice with respect to the invention or with respect to the delivery thereof shall not be construed as a waiver of ownership of the invention. And, in any event, the invention shall be the property solely of the Company.

The Employee agrees in connection with all the inventions mentioned above to assist the Company or any person appointed on behalf thereof in any suitable manner to receive and, from time to time, to perform any act, inclusive of the application and registration of the inventions in any manner, including the registration of patents in respect of the inventions, as aforesaid, in any country whatsoever, and to sign any documents required to submit and obtain a patent for the inventions, as aforesaid, and the application thereof, as the Company shall desire, including letters of assignment of inventions, as aforesaid, to the Company or persons or entities appointed thereby.

The Employee declares and authorizes that the remuneration owing to him, pursuant to this agreement, is reasonable. And he shall not be entitled with respect to anything connected to the aforesaid to any financial or other remuneration, apart from that which is specified in Appendix A to this employment agreement or apart from the contents of any other particular agreement or arrangement on this subject, made in writing and signed by the Company. With reference to anything pertaining to the aforesaid, there shall be no validity to any arrangement, communication or agreement, made verbally or made in writing, without it being duly signed by the Company.

6.             General

The Employee agrees that the provisions of this undertaking, which constitute an integral part of the terms of his employment, are reasonable and necessary for the protection of the legitimate interests of the Company in connection to the subject of this undertaking.

If any legal instance whatsoever determines that any provision whatsoever of this undertaking (inclusive of any sentence, section or part thereof) is not valid or is unenforceable, then the provisions, as aforesaid, shall be deemed as amended so that the parts determined, as aforesaid, as invalid or unenforceable are deleted therefrom. Such deletion, as aforesaid, shall apply solely in relation to the duties and demands mentioned in a provision, as aforesaid, in the area of jurisdiction wherein the decision was given, as aforesaid. In addition, if it is determined that a particular provision included in this undertaking is too broad with respect to the time periods mentioned herein, the extent of location, activity or subject, it shall be construed so that the provision, as aforesaid, is limited and constrained in connection with the feature, as aforesaid, so that the provision shall be enforceable to the furthest extent possible apposite to the law, which applies, as it is at that time and in a manner that the damage to the Company, insofar as there is such, shall be constrained as far as possible.

The provisions of this undertaking shall remain in full force also following the termination of the period of employment for any reason whatsoever between the Company and the Employee. This undertaking shall not serve in any manner whatsoever to derogate from undertakings and liabilities of the Employee pursuant to any law.

I.D.:                               64818131

Signature:                    /s/Yaakov Bal

Date:                             July 14, 2009